EXHIBIT 10.1

AMENDMENT TO
EXECUTIVE TRANSITION AGREEMENT

AMENDMENT effective as of the 6th day of December, 2007, between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Company”), and Mr. M. Thomas Grumbacher (the “Executive”).

WHEREAS, the Company and the Executive are parties an Executive Transition Agreement dated as of February 1, 2005 (the “Transition Agreement”); and

WHEREAS, the parties wish to amend the Transition Agreement in certain respects.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Capitalized Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Transition Agreement.

2. Amendments to Transition Agreement. The Transition Agreement is hereby amended, as follows:

a. The first sentence of Section I. of the Transition Agreement is hereby amended by deleting the words “Chairman of the Board” and substituting therefor the words “Executive Chairman of the Board.”

b. The first sentence of Section II. of the Transition Agreement is hereby amended by changing the date “January 31, 2008” to “January 31, 2010.”

c. The second sentence of Section II. of the Transition Agreement is hereby amended by deleting the parenthetical language therein.

d. The last sentence of Section II. of the Transition Agreement is hereby deleted.

e. The first sentence of Section III.A. of the Transition Agreement is hereby amended to read as follows:

“For each fiscal year of the Company during the Executive Term, i.e., the fiscal years commencing on or about February 1, 2005, February 1, 2006, February 1, 2007, February 1, 2008 and February 1, 2009 (each, a “Fiscal Year”), the Executive shall receive a base salary of $650,000 per year, payable in accordance with the Company’s normal payroll practices.”

f. The fourth sentence of Section III.B. of the Transition Agreement is hereby amended to read as follows:

“For the fiscal years of the Company beginning on or about February 1, 2007, February 1, 2008 and February 1, 2009, the Executive shall be eligible for a target bonus of 40% of Base Salary and a maximum bonus equal to 80% of his Base Salary.”

g. Section III.C.1. of the Transition Agreement is hereby restated in its entirety to read as follows:

“Accelerated Vesting; Forfeiture. Notwithstanding any other provision of the Agreement, in the event that (i) a Change in Control (defined below) of the Company occurs prior to January 31, 2010, (ii) the Executive ceases to serve the Company prior to January 31, 2010 as a result of his Disability (defined below) or death or (iii) prior to January 31, 2010, the Executive and the Board mutually agree that the Executive shall cease to serve as Chairman of the Board, all such Restricted Shares then held by the Executive shall fully vest and any forfeiture restrictions with respect thereto shall immediately lapse. Except as provided in the preceding sentence, in the event that, prior to January 31, 2010, the Executive ceases to serve as Chairman of the Board and such cessation of service is not the result of a breach of this Agreement by the Company, then the Executive shall forfeit to the Company all outstanding Restricted Shares.”

h. Section IV.A. of the Transition Agreement is hereby amended by adding the following sentence to the end thereof:

“In addition, the Company shall continue to provide the Pinnacle Care Plan (or a program providing comparable services) to Executive and his wife at no cost to them during the Term and, thereafter, for the lifetime of each of them.”

i. Section IV.E. of the Transition Agreement is hereby amended by deleting the words “Effective Date” and substituting therefor the words “December 6, 2007.”

j. Section IV.F. of the Transition Agreement is hereby restated in its entirety to read as follows:

“F. Discounts. For the duration of the Executive’s life, the Executive shall continue to be eligible to participate in the Company’s discount program.”

k. Section VI. of the Transition Agreement is hereby restated in its entirety to read as follows:

“VI. Limitation on Benefits. In the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the cash amounts otherwise payable to Executive under clauses (ii) and (iii) of Section III.D. hereof shall be reduced, but only if and to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.”

3. Except as amended hereby, the Transition Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and the Executive has hereunto set his hand, effective as of the date first set forth above.

THE BON-TON STORES, INC.

By: /s/ Byron L. Bergren
Name: Byron L. Bergren
Title: Chief Executive Officer

/s/ M. Thomas Grumbacher
EXECUTIVE: M. THOMAS GRUMBACHER